EXHIBIT 16.1

                         [LETTERHEAD OF M&K CPAS, PLLC]


March 16, 2011

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington, DC 20549

Re: Vibe Records, Inc. Nevada

Ladies and Gentlemen: We have read the statements under item 4.01 in the Form 8-K/A dated March 16, 2011, of Vibe Records, Inc. Nevada (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as they relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K/A.

Yours very truly,


/s/ M&K CPAS, PLLC